Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Lisa M. Wilson
President and Chief Operating Officer	In-Site Communications
Tel: (216) 431-9900	Tel: (917) 543-9932
bjlehmann@athersys.com	lwilson@insitecony.com
ATHERSYS REPORTS FOURTH QUARTER AND 2008 ANNUAL RESULTS
—Company makes continued progress in development of MultiStem® and product pipeline—
Cleveland, OHIO, (March 12, 2009) – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the fourth quarter of 2008 and for the year ended December 31, 2008.
Fourth Quarter and Recent Highlights Include:
•	Continued enrollment in two MultiStem® phase I clinical trials, for acute myocardial infarction, or AMI, and graft-versus-host disease, or GVHD;
•	Received FDA authorization to initiate a third phase I clinical trial for MultiStem in ischemic stroke;
•	MultiStem named by Frost & Sullivan as the 2008 North American Product Innovation of the Year in the stem cell and regenerative medicine field;
•	Presented at 4th Annual Stem Cell Summit and 5th Annual Cell and Gene Therapy Forum;
•	Revenues of $0.3 million and a net loss of $4.7 million for the fourth quarter ended December 31, 2008; and
•	Year-end capital position of $31.6 million in cash, cash equivalents and available-for-sale securities expected to support planned operations through 2011.
“Throughout the fourth quarter and over the course of 2008, we have made steady progress in our MultiStem and drug development programs,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “Based on our research to date, we believe MultiStem has demonstrated consistent safety as well as utility across a range of therapeutic categories, including cardiovascular disease, neurological conditions such as stroke, and conditions involving immune system function. In addition, based on discussions with potential collaboration partners, we believe that there are a number of attractive opportunities for our MultiStem, H3 antagonist and obesity programs. We continue to cautiously deploy our cash resources with an ongoing focus on developing therapeutics with best-in-class potential.”

Fourth Quarter Results
Revenues for the three months ended December 31, 2008 decreased to $0.3 million from $0.8 million in the comparable period in 2007, due principally to a decrease in grant proceeds and license fees for the period. Research and development expenses decreased to $3.7 million in the fourth quarter from $4.2 million in the prior year period reflecting, among other things, a decrease in clinical and preclinical development program costs. General and administrative expenses decreased to $1.4 million for the three months ended December 31, 2008 from $1.8 million in the comparable period in 2007, due principally to decreased legal and professional service costs and decreased compensation expense. Interest income decreased to $0.2 million for the three months ended December 31, 2008 from $0.6 million for the comparable period in 2007 due to the decrease in the Company’s average cash and investment balances and reduced interest rates.
As of December 31, 2008, cash, cash equivalents and available-for-sale securities totaled $31.6 million. Based on the current plan, this capital is sufficient to support core operations at the Company through the end of 2011.
2008 Annual Results
For the year ended December 31, 2008, revenues decreased to $3.1 million from $3.3 million from the same period in 2007. Research and development expenses increased to $16.5 million in 2008 from $15.8 million in 2007, resulting primarily from increases in clinical and preclinical development costs, patent legal fees, research supply expenses and personnel costs. These increases were partially offset by decreases in stock compensation, other expenses and sponsored research. General and administrative expenses decreased to $5.5 million in 2008 from $8.0 million in 2007. The decrease was due primarily to a decrease in stock and cash compensation expense, legal and professional fees related to SEC filings and transactional work and other expenses. Net loss decreased to $18.0 million in 2008 from $18.9 million in 2007, primarily due to the decrease in general and administrative expenses and interest expense, partially offset by the increase in research and development costs and other income in 2007 from the sale of non-core assets.
Outlook for 2009
During 2009, the Company plans to continue to advance its phase I clinical trials evaluating MultiStem for the treatment of cardiovascular disease and the complications (e.g., GVHD) associated with bone marrow transplantation, a therapy often used in the oncology area. Depending on resource availability and other factors, the Company may initiate clinical development in other disease areas, such as initiating a phase I clinical trial for the treatment of ischemic stroke. Based on current plans, the Company anticipates that it will use cash of approximately $11 million to $13 million to fund its activities in 2009. The Company expects to have available cash to fund its operations through 2011 based on current business and operating plans and assuming no new financings.

Additional Details of Fourth Quarter and Recent Highlights
Progress on three MultiStem® INDs
During 2008, the Company advanced two MultiStem programs into clinical development, initiating phase I safety studies in cardiovascular disease (treating patients that have suffered an acute myocardial infarction) and in oncology treatment support (administering MultiStem to leukemia or lymphoma patients who are receiving a traditional bone marrow or hematopoietic stem cell transplant to reduce the risk or severity of GVHD). In December 2008, the FDA granted authorization to initiate a third clinical study, administering MultiStem for the treatment of ischemic stroke.
The Company believes that MultiStem represents a significant advancement in stem cell therapy based on research and development to date. Specifically, MultiStem:
•	does not require traditional tissue matching or require supplemental immune suppressive drugs;
•	may be produced on a large scale, in a well validated and reproducible manner;
•	exhibits a strong and consistent safety profile; and
•
is capable of delivering therapeutic benefits in multiple ways, such as the reduction of inflammation, protection of damaged or injured tissue, and the formation of new blood vessels in ischemic injury.

Histamine H3 Receptor Antagonist Program
In addition to the stem cell and regenerative medicine programs at the Company, Athersys is also developing H3 antagonists to treat certain cognitive disorders, including indications such as attention-deficit disorder, schizophrenia, and sleep related conditions such as narcolepsy, excessive daytime sleepiness, or chronic fatigue associated with various disease conditions. The H3 receptor regulates levels of histamine and other neuro-transmitters in certain areas of the brain that play a direct role in regulating cognitive functions and wakefulness. The histamine H3 receptor antagonists being developed at Athersys represent a new class of drugs that could have an improved efficacy and safety profile relative to existing drugs used for the treatment of a range of conditions that affect attention, cognitive ability or wakefulness.
5HT2c Agonist Program
In addition to its other programs, Athersys is developing potent, selective 5HT2c receptor agonists for the treatment of obesity. The 5HT2c serotonin receptor plays an important role in the regulation of appetite, and numerous prior studies have demonstrated that stimulation of the 5HT2c receptor causes a significant reduction in appetite, resulting in weight loss over time. In 2008, the Company completed in the United Kingdom three phase I safety studies of its lead obesity candidate, ATHX-105. In the summer of 2008, the Company applied to the FDA to initiate a phase II clinical trial. Following the FDA’s review of the IND, the proposed trial was placed on partial clinical hold pending the receipt of additional information and resolution of several issues relating to the compound’s preclinical package and the proposed phase II study design. At the suggestion of the FDA, the Company conducted two additional studies to provide further data about ATHX-105’s potential toxicological profile, one study repeating prior studies under different conditions and another study that the Company had not previously conducted and is not typically included in preclinical evaluation. While the first study confirmed the Company’s prior negative findings, the second study produced data that suggests a rat specific toxicological effect. The Company met with the FDA to discuss the issues and reached resolution regarding all of the study design issues. However, based on the results of the additional toxicological tests and discussions with the FDA, the Company believes that the toxicological finding could greatly complicate long-term toxicology testing and thereby increase substantially the development time, risks and costs associated with subsequent development of ATHX-105. Consequently, the Company has decided to suspend further development of ATHX-105 and is currently focusing on the advancement of next generation compounds that exhibit improved characteristics.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Daylight Savings Time) to review the results. Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Daylight Savings Time) on March 27, 2009 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 34803568.
About Athersys, Inc.
Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation/oncology support, ischemic stroke and other indications. The Company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE). More information is available at www.athersys.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of a variety of indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to successfully initiate or complete clinical trials for our product candidates; the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to enter into licensing or co- development arrangements for certain product candidates; our possible inability to execute our strategy due to changes in our industry or the economy generally, including the current economic crisis; our ability to obtain capital in difficult market conditions; changes in financial stability of collaborators; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

Assets
Cash, cash equivalents and available-for-sale securities	$31,613	$49,575
Other current assets	1,091	1,718
Equipment, net	701	387
Other long-term assets	472	545

Total assets	$33,877	$52,225

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,314	$2,810
Debt, current and long-term	—	1,784
Total stockholders’ equity	31,563	47,631

Total liabilities and stockholders’ equity	$33,877	$52,225

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
License fees	$152	$310	$1,880	$1,433
Grant revenue	107	488	1,225	1,827

Total revenues	259	798	3,105	3,260

Costs and expenses
Research and development	3,718	4,248	16,500	15,817
General and administrative	1,371	1,757	5,479	7,975
Depreciation	60	57	218	283

Total costs and expenses	5,149	6,062	22,197	24,075

Loss from operations	(4,890)	(5,264)	(19,092)	(20,815)
Other income, net	6	17	48	2,017
Interest income	172	645	1,146	1,591
Interest expense	(1)	(96)	(94)	(1,263)
Accretion of premium on convertible debt	—	—	—	(456)

Net loss	$(4,713)	$(4,698)	$(17,992)	$(18,926)
Preferred stock dividends	$—	$—	$—	$(659)
Deemed dividend resulting from induced conversion of convertible preferred stock	$—	$—	$—	$(4,800)

Net loss attributable to common stockholders	$(4,713)	$(4,698)	$(17,992)	$(24,385)

Basic and diluted net loss per common share attributable to common stockholders	$(0.25)	$(0.25)	$(0.95)	$(2.26)
Weighted average shares outstanding, basic and diluted	18,927,988	18,927,988	18,927,988	10,811,119